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infoUSA Inc.
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Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C.
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10/26/05
On October 26, 2005, on a third quarter earnings conference call, Mr. Vinod Gupta claims he withdrew his offer simply because the Special Committee "indicated that they did not intend to proceed with my proposal on a prompt basis." The Special Committee indicated nothing of the sort, as this timeline demonstrates.

Vinod Gupta on the October 26, 2005 infoUSA earnings call

"As you know, back in July I submitted to the Board a proposal to acquire all of the outstanding shares of the Company. A special committee of the Board was formed to evaluate my offer. As a part of this process the special committee retained its own independent financial and legal counsel, as was appropriate. While I believe my proposal was fair to the shareholders the special committee indicated that they did not intend to proceed with my proposal on a prompt basis. I decided to withdraw my proposal [foregoing] the decision of the special committee. Since a special committee was formed to evaluate my going private proposal and that proposal had been withdrawn, the Board of Directors determined that the special committee should be dissolved."